Exhibit 5.1

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

+1 612 766 7000 main

+1 612 766 1600 fax

November 15, 2024

General Mills, Inc.

Number One General Mills Boulevard

Minneapolis, Minnesota 55426

Ladies and Gentlemen:

We have acted as counsel for General Mills, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the following securities (the “Securities”):

(i)	unsecured debt securities of the Company (the “Debt Securities”), issuable directly; and

(ii)	common stock, par value $0.10 per share, of the Company (the “Common Stock”), issuable directly, including in exchange for or upon conversion of Debt Securities.

The Securities may be offered separately or together with other Securities, in separate series, and in amounts, at prices and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement, and in the Registration Statement.

The Debt Securities, in a form to be filed and incorporated into the Registration Statement, will be issued from time to time under an Indenture dated as of February 1, 1996, as amended by the First Supplemental Indenture dated as of May 18, 2009 (collectively, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), filed as Exhibits 4.1 and 4.2 to the Registration Statement. The Common Stock is to be issued under the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The Indenture, any supplements thereto and the Certificate of Incorporation are referred to herein individually as a “Governing Document” and collectively as the “Governing Documents.”

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November 15, 2024

As part of the corporate actions taken and to be taken (the “Corporate Proceedings”) in connection with the issuance of any Securities to be issued and sold from time to time under the Registration Statement, the Board of Directors of the Company (the “Board of Directors”) or a committee thereof or officers of the Company to whom such authority has been properly delegated by the Board of Directors, as applicable, will be required to, before such Securities are issued under the Registration Statement, duly authorize the issuance.

We have examined or are otherwise familiar with the Certificate of Incorporation, the By-Laws of the Company, as amended (the “By-Laws”), the Registration Statement, the Indenture, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1.

With respect to any Debt Securities, upon (a) the completion of all required Corporate Proceedings, (b) the due execution and delivery by the Company of such Debt Securities and (c) the due authentication by the Trustee of such Debt Securities pursuant to the Indenture, such Debt Securities will be valid and binding obligations of the Company.

2.

With respect to any Common Stock, upon (a) the completion of all required Corporate Proceedings, (b) the due execution, registration of issuance and delivery of certificates representing such Common Stock, and (c) in the case of Common Stock issuable in exchange for or upon conversion of Debt Securities, the completion of the actions in respect of such Debt Securities referred to in paragraph 1, such Common Stock will be duly and validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction, receivership, or other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Securities or Governing Documents are authorized, issued, executed, authenticated, acknowledged, delivered or filed (as the case may be), (i) there will not have occurred any change in the law or in the Certificate of Incorporation or By-Laws affecting the authorization, issuance, execution, authentication, acknowledgement, delivery, filing, validity or enforceability of such Securities or Governing Documents, and (ii) no relevant Corporate Proceedings will have been modified or rescinded,

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November 15, 2024

(d) none of the particular terms of any Securities or Governing Documents established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the authorization, issuance, execution, authentication, acknowledgement, delivery or filing of any Securities or Governing Documents, nor the compliance by the Company with the terms of such Securities or Governing Documents, resulted or will result in a violation of or default under any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company then in effect, (f) the Securities will be issued in accordance with, and in compliance with any limitations on issuance contained in, the Corporate Proceedings related thereto, (g) the consideration designated in the applicable Corporate Proceedings for any Securities shall have been received by the Company and such consideration shall be legally sufficient, (h) each party to any Securities or Governing Documents (other than the Company) has or will have complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and has or will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements or instruments enforceable against it, (i) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended, (j) the terms of the Securities will be established in conformity with the applicable Governing Documents and the Securities will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities under the Governing Documents, (k) a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission, (l) any Securities issuable upon conversion or exchange of any other Securities will have been duly authorized and reserved for issuance (in each case, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities), and any issuance of such Securities will be effected in accordance with the terms and conditions set forth in such other Securities and the Governing Documents related thereto and (m) all certificates evidencing any Securities will be in the form required by law and approved for issuance by the Company.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine and (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the enforcement of

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November 15, 2024

provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (c) limit the availability of a remedy under certain circumstances where another remedy has been elected, (d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy, (e) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (g) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (h) may require mitigation of damages, (i) may limit the enforceability of certain waivers, including without limitation, waivers of the right to jury trial, and (j) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

We express no opinion as to (i) whether a court would award a judgment in a currency other than United States dollars or as to the enforceability of any provision specifying rates of exchange for, or requiring indemnity against loss in, converting into a specified currency the proceeds or amount of a court judgment in another currency, (ii) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts, or (iii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or administrative rights.

Our opinions set forth herein are limited to the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Governing Documents.

General Mills, Inc.

November 15, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Validity of Securities” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours, FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Faegre Drinker Biddle & Reath LLP